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                                                             Exhibit 99(d)(viii)

                    Addendum to Management Agreement between
                         Lord Abbett Research Fund, Inc.
                                       and
                             Lord, Abbett & Co. LLC
                    DATED: DECEMBER 1, 2005 (THE "AGREEMENT")

     Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Research Fund, Inc., on behalf of its Lord Abbett America's Value Fund (the "Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows: 0.75 of 1% of the first $1 billion of the Fund's average daily net assets; 0.70 of 1% of the next $1 billion of such assets; and 0.65 of 1% of such assets in excess of $2 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                                    LORD, ABBETT & CO. LLC


                                    BY:   /s/Lawrence H. Kaplan
                                          ---------------------------
                                          Lawrence H. Kaplan
                                          Member and General Counsel


                                    LORD ABBETT RESEARCH FUND, INC.


                                    BY:    /s/Christina T. Simmons
                                          -------------------------------
                                          Christina T. Simmons
                                          Vice President & Assistant Secretary